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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts", "Summary Financial Data", and "Selected Consolidated Financial Data" in the Registration Statement (Amendment No. 1 to Form S-4) and related Prospectus of The Ackerley Group, Inc., for the registration of $200,000,000 9% Series B Senior Subordinated Notes due 2009 and to the incorporation by reference therein of our report dated February 27, 1998 (except Note 12, as to which the date is March 23, 1998), with respect to the consolidated financial statements of The Ackerley Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                  ERNST & YOUNG LLP

                                                  /s/ Ernst & Young LLP

Seattle, Washington

March 5, 1999